Exhibit 99.1

Silo Pharma Announces Stock Repurchase Program

ENGLEWOOD CLIFFS, NJ, Jan. 31, 2023 (GLOBE NEWSWIRE) -- Silo Pharma, Inc. (Nasdaq: SILO) (“the Company”), a developmental stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research, today announced that its board of directors has authorized a share repurchase program to acquire up to $1,000,000 of the Company’s common stock. The Company may purchase common stock in the open market, through privately negotiated transactions, or otherwise, in compliance with the rules of the United States Securities and Exchange Commission and other applicable legal requirements. The Company had approximately 3,138,797 million shares of common stock outstanding as of November 10, 2022, as reported in its Quarterly Report for the period ended September 30, 2022.

“The current capital market conditions allow us to capture additional value for all shareholders through this measured buyback program. Our Board of Directors and executive management team remain committed to delivering value to our shareholders,” said Eric Weisblum, Chief Executive Officer.

The timing, the number of shares repurchased, and prices paid for the stock under this program will depend on available liquidity, cash flows and market conditions as well as corporate and regulatory limitations, including blackout period restrictions. The repurchase program does not obligate the Company to acquire any particular amount of shares, and the repurchase program may be suspended or discontinued at any time at the Company’s discretion.

About Silo Pharma

Silo Pharma. Inc. is a development-stage biopharmaceutical company focused on merging traditional therapeutics with psychedelic research for people suffering from indications such as PTSD, Alzheimer’s disease, and other rare neurological disorders. Silo’s mission is to identify assets to license and fund the research which we believe will be transformative to the well-being of patients and the healthcare industry. For more information, visit www.silopharma.com.

Forward-Looking Statements

All statements other than statements of historical fact in this announcement are forward-looking statements that involve known and unknown risks and uncertainties and are based on current expectations and projections about future events and financial trends that the Company believes may affect its financial condition, results of operations, business strategy, and financial needs. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions. The Company undertakes no obligation to update forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations, except as may be required by law. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s filings with the SEC.

Contact

800-705-0120

investors@silopharma.com